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                                                                    EXHIBIT 23.1

                    INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors
Financial Pacific Insurance Group, Inc:

     The audits referred to in our report dated January 30, 1998, except as to note 16 which is as of April 14, 1998, included the related financial statement schedules as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements, taken as a whole, present fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Los Angeles, California
May 29, 1998




KPMG Peat Marwick LLP